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                                                                   Exhibit 10-13

     12.  Incentive Awards for 1992.

          Incentive Awards for 1992 shall be paid to each of the Executive Officers in two installments, the first such installment to be paid in 1992 in amounts equal to 90% of the amount of the Incentive Award paid to each Executive Officer in January 1992 for the year 1991 and the second install-ment to be in amounts determined by the Committee as provided in Section 7 of the Incentive Plan after deducting the amounts of Incentive Awards paid in the first installment in December 1992. In the event that the Committee determines that any total award for 1992 to an Executive Officer is less than the amount paid to the Executive Officer in December 1992, such overpayment shall be made by the Executive Officer to the Corporation within 5 days after written notification to such Executive Officer by the Committee.

     13.  Incentive Awards for 1993.

          Incentive Awards for 1993 shall be paid to each of the Executive Officers in two installments, the first such installment to be paid in December 1993 in amounts equal to the estimated amount of the Incentive Award to be paid to each Executive Officer for the year 1993 and the second installment to be in amounts determined by the Committee as provided in
     Section 7 of the Incentive Plan after deducting the amounts of Incentive Awards paid in the first installment in December 1993. In the event that the Committee determines that any total award for 1993 to an Executive Officer is less than the amount paid to the Executive Officer in December 1993, such overpayment shall be made by the Executive Officer to the Corporation within 5 days after written notification to such Executive Officer by the Committee.